As filed with the Securities and Exchange Commission on July 20, 2016                        Registration No. 333-212438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tech Central, Inc.

(Name of small business issuer in its charter)

Wyoming	7812	46-5642819
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

134 West Mission
Fallbrook, CA 92028
TechCentralinc.com
702-241-3268

(Address and telephone number of registrant's principal executive offices and principal place of business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

            Large accelerated Filer __  Accelerated Filer _

            Non accelerated Filer __    Smaller reporting Company X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(1)	Amount of registration fee (1)
Common Stock	2,736,250	$.50	$1,368,125	$137.77

3 (1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED July 6, 2016

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The selling shareholders may sell shares of our common stock at a fixed price of $ .50 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   The fixed price of $.50 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.02 plus an increase based on the fact the share will be liquid and registered. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS

TECH CENTRAL, INC.

2,736,250 Shares of Common Stock

Price per share: $.50

Total cash proceeds to the Company $0.

Through this prospectus, we are registering for resale 2,736,250 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value ..001 per share. At the twelve months ended December 31, 2015 there were 8,836,250 shares of common stock issued and outstanding.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share. The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no trading market for our common stock.

The sales price to the public will be offered at a fixed price of $.50 per share until shares are quoted on the OTC and thereafter at prevailing market prices or privately negotiated prices. We intend to contact an authorized OTC market maker for sponsorship of our securities on the OTC, upon effectiveness of this registration statement, however, there is no guarantee our common stock will be accepted for quotation on the OTC. If our common stock becomes quoted on the Over the Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale

The purchase of our shares involves substantial risk. See "risk factors" beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JuLY 6, 2016

PROSPECTUS SUMMARY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account References in this prospectus to "we," "our," "us", "TC" and the "Company" refer to TECH CENTRAL, INC..

Organizational History

Tech Central, Inc. was incorporated in the state of Wyoming on April 28, 2014. We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders, as a full-service multi-media Company and related fields. The Company believes it will be able to successfully compete in today's multi-media industry marketplace by controlling production costs and by limiting its distribution expenses using, primarily, online marketing tools to promote its products and to further develop its digital strategies.

Introduction

The Company has only an, approximately, twenty four (24) months operating history. The Company's primary, current business is as a producer of digital online video and photography content development and distribution, and a developer of website and mobile app technology and integration design. The company is also currently in production on a digital video production of an aerial view of the California coastal areas. The Company, currently generates revenues from the sale of rights to its digital video or photo content, and the integration of stock and or customized digital content into website design.

Company Assets

The Company's principal assets ("Assets") consist of cash, drone equipment and film equipment All of the Company's income to date has been generated from the sale of the rights to its digital video and photo content and the integration of digital video and photo content into website design. It is management's opinion that the assets it has, including cash, equipment, contracts, future revenue streams, rights and certain business concepts will adequately capitalize the Company for the next twelve (12) months. The Company intends to develop, operate and capitalize the Assets, as well as to create new products for its distribution, to form an ongoing and diverse multi media entity.

Company Cash Flow

The Company has cash assets derived from the sale of the rights to its digital video and photo content and the integration of digital video and photo content into website design.  Assuming the Company does not generate any income from the sale or production and distribution of current digital video or photo content or commercial video work it still will have sufficient cash to operate for the next twelve (12) months. Our burn rate is anticipated to be approximately $3,000 per month based on our current projections. If we do not have substantial revenues, or an infusion of capital by the end of the next 12 months we would not be able to meet our capital requirements. At December 31, 2015 we had cash of $74,799 and for the year ended December 31, 2015 the Company had Revenues of $118,500.  At March 31, 2016 we had cash of $92,054 and for the quarter ended March 31, 2016 we had revenues of $19,500.

JOBS Act

Recently the United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are "emerging growth companies." We are an "emerging growth company" as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an "emerging growth company" until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer," as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a "smaller reporting company" in Exchange Act Rule 12b-2, an auditor attestation report on management's assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a "smaller reporting company". In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance.  We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

Future Assets and Growth

We will continue to generate limited future income from our Assets, however, we cannot provide absolute assurances or estimates of these revenues. The Company had Net Income in its initial, short fiscal period, however, the Company anticipates it may operate at a deficit for its next fiscal years and may expend most of its available capital. The Company's cash on hand is, primarily, budgeted to cover the anticipated costs to complete, deliver and market a partially completed feature length documentary film owned by the Company, to market the pre-production film rights it owns, to market its commercial video and web site integration services and for various administrative costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company will have sufficient capital to operate its businesses over the next twelve (12) months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing Assets will be adequate to maintain our businesses.

Our business model is predicated on the assumption that we can continue to generate multiple revenue streams from various world wide media sources from our existing Assets and from products we intend to develop, produce and distribute over the next fiscal year and that we can, successfully, manage our costs by capitalizing on new and emerging digital technologies, business developments and our management. Although the Company generated revenues, in its initial, approximate, twenty (20) months of operation it anticipates it may lose money in its next, full year of operation and it shall require raising additional capital to develop its Concepts. The Company may plan on filing for a Secondary offering of its stock in 2015 to raise capital for its projects and concepts which will result in further dilution to shareholders.

The Company's primary manager, its CEO Mr. Lewis, has limited experience and expertise in the multi media and related industries and has no experience operating a public company. The Company will continue to seek consultation from those persons more adept in the multi-media industry possibly as a director, employee, or outside consultant. Until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis. (For Details on our Business Plan Please See: Description of Business, p. 17) ..

FOUNDING SHAREHOLDERS

The following individuals and entities are considered founding shareholders of our Company.

Class	Name	Shares	Percentage
Common	Joe Lewis	6,100,000	70%

(1)	Mr. Joe Lewis, is the CEO of TC.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.50 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $.50 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception April 28, 2014 through December 31, 2014 and for the year ended December 31, 2015 and the three months ended March 31, 2016 are derived from our audited and unaudited financial statements.

	For the Period from Inception April 28, 2014 through December 31, 2014 (Audited)	For the Year Ended December 31, 2015 (Audited))	For the Three Months Ended March 31, 2015 (Unaudited)	For the Three Months Ended March 31, 2016 (Unaudited)
STATEMENT OF OPERATIONS
Revenues	20,000	118,500	19,000	19,500
Operating Expenses	25,007	74,757	15,017	5,806

Net Income	(5,007)	43,743	3,983	13,694

Weighted average number of common shares outstanding for the period	7,092,000	8,836,250	7.092,000	8,836,250

Net Income Per Share	(0.00)	0.00	0.00	0.00

	For the Period from Inception April 28, 2014 through December 31, 2014 (Audited)	For the Year Ended December 31, 2015 (Audited)	For the Three Months Ended March 31, 2016 (Unaudited)
BALANCE SHEET DATA
Cash	210	74,799	92,054
Total Assets	210	121,397	137,507
Total Liabilities	(883)	21,836	24,253
Stockholder's Equity	1,093	99,561	113,254

¹ Derived from audited financial statements

ABOUT THIS OFFERING

Securities Being Offered	Up to 2,736,250 shares of common stock for resale in Tech Central, Inc.

Initial Offering Price	The selling shareholders will be offer shares at a fixed price of $.50 per share until shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 2,736,250 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."

Common Stock Issued Before Offering	8,836,250 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering	8,836,250 shares of common stock with an implied aggregate value of $5,425,500 based on our assumed offering price of $.50 per share after the offering.

Stockholder's Equity	As of December 31, 2014 our Stockholder's Equity was $1,093. At December 31, 2015 our stockholder's Equity was $99,561.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Description of Selling Stockholders

Through this prospectus, we are registering for resale 2,736,250 shares of common stock. The Company is authorized to issue 75,000,000 shares of common stock, par value .001 per share. At the twelve months ended December 31, 2015 there were 8,836,250 shares of common stock issued and outstanding.

The names and share amounts of the selling stockholders are set forth under "Selling Stockholders and Plan of Distribution" in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company nor are any affiliated or associated with any broker-dealers.

 RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Wyoming on April 28, 2014. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

 All of our capital and assets have been provided by or acquired from our principal shareholders, revenues and through a Private Placement of the shares being registered. We estimate that we will have sufficient capital to operate for the next twelve (12) and sufficient capital to market unfinished video projects we are developing, as well as develop our marketing exposure to market our commercial video services. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

We depend highly on our current president who has limited experience in running a public company.

We depend highly on Joe Lewis, our CEO and Director, who may be difficult to replace. Joe Lewis at this point, only devotes approximately 40% of his time (approximately 16 hours) per week to our business, has only several years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and business expertise of Mr. Lewis.

Loss of our CEO could adversely affect our business.

Loss of Mr. Lewis could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor's investments. Mr. Lewis received a salary of $12,500 in 2014 and 6,100,000 shares of the Company's common stock. In 2015 Mr. Lewis elected not to take a salary until such time that the Company was generating sufficient revenue on a consistent basis to sustain a salary. It is unknown, at this time, if or when the Company may be able to further compensate Mr. Lewis for his management services. The company does not anticipate Mr. Lewis receiving a salary in the foreseeable future.

Our management has limited experience in running a public company.

Mr. Lewis, has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Mr. Lewis will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines.

There are increased costs and regulations associated with operating a public company and we will have limited internal accounting controls.

There are a number of expenses and costs associated with operating a public Company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses that will materially increase the Company's operating expenses and make it more difficult for the Company's businesses to produce operating profits. Projected cost for the next 12 months associated with the operation aspects of being a public company are projected to be approximately $9,500. Our CEO has no prior experience managing a public company. With only one officer and director there will be no internal oversight to the Company's financial reporting, initially, except from the Company's outside auditors.

Upon completion of the offering stockholders will own a minority percentage of the Company's stock.

Joe Lewis owns approximately 70% of our outstanding common shares and will continue to do so after the filing of this Registration Statement and Joe Lewis owns approximately 70% of our outstanding common shares and will continue to do so after the filing of this Registration Statement. As a consequence of his stock ownership position, Mr. Lewis will retain the ability to elect a majority of our board of directors, and thereby control our management. Joe Lewis also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by Mr. Lewis could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

Because of competitive pressures from competitors with more resources, Tech Central Inc. may fail to implement its business model profitably.

The Internet content industry is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase (see "Competition"). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

We are dependent on the popularity of our film products.

Our ability to generate revenue and be successful in implementing our business plan is dependent on our ability to develop, produce, acquire and distribute media content products that are popular with audiences and sold via distribution channels that are efficient and cost effective.

We may be unable to compete with larger or more established Internet companies.

We face a large and growing number of competitors in the Internet industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for product and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

We are developing drone footage video content which is under development and could be unprofitable once completed.

There is no assurance that if and when the drone footage under development is completed that it will be met with success or be profitable. We face competition from many developers of content some of which have far greater resources and expertise than we do.

In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of any shareholder's investment.

Due to our limited operating history, we will have to use all of our existing resources to complete and market our motion picture products and develop our distribution channels as well as to continue to market our commercial video services and develop our content..

Following this offering we may need to raise additional funds to expand our operations. We will receive no proceeds from this offering. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

Our products or processes could give rise to claims that our products infringe on the rights of others.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe on their patent or other proprietary rights. Currently such claims and litigation could potentially apply to our products under development. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to produce, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.

We may be unable to scale our operations successfully.

Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

The lack of experience in all of the businesses we are entering could impact our return on investment, if any.

As a result of our reliance on our officers and their lack of experience in developing comparable media content , our investors are at risk in losing their entire investment. The company intends to hire personnel in the future who will have the experience required to manage our company, when the company is sufficiently capitalized. Until such management is in place, we are reliant upon our officers to make the appropriate management decisions.

As there is no public market for our common shares, they are an illiquid investment and investors may not be able to sell their shares.

No market currently exists for our securities and we cannot assure you that such a market will ever develop, or if developed, will be sustained.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

If our shares of common stock are actively traded on a public market, they will in all likelihood be penny stocks.

The securities enforcement and penny stock reform act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Sec regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on nasdaq and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

Because our securities may be subject to penny stock rules, you may have difficulty reselling your shares.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by section 15(g) of the securities exchange act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

This registration statement contains forward looking statements which are speculative in nature.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "business description" and "corporate background" although the company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future sec filings.

We have not paid, and do not intend to pay, cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement pursuant to an exemption under Rule 144 of the Securities Act of 1933.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file a 15c-211 application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 2,736,250 shares of our common stock held by 34 shareholders of our common stock as of December 31, 2015.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 31, 2015 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After Offering
Green Brook Inc.	225,000	225,000	0
Trisha Diahann Riede	75,000	75,000	0
Tala Media Corp	200,000	200,000	0
Albert Viola	100,000	100,000	0
Barbra Viola	100,000	100,000	0
Mary L Frisk	100,000	100,000	0
Patrick S Frisk	100,000	100,000	0
Jennifer Sprague	50,000	50,000	0
David Sprague	50,000	50,000	0
Stephen Hayden III	50,000	50,000	0
Joseph Spadafore	50,000	50,000	0
Lorrie Lewis	50,000	50,000	0
Nancy K Lewis	100,000	100,000	0
Rosanne Wilson	75,000	75,000	0
Roy Wilson Jr	100,000	100,000	0
Raymond Valdez III	25,000	25,000	0
Raymond Valdez	50,000	50,000	0
Hannah M Grabowski	80,000	80,000	0
Charity Vending	50,000	50,000	0
Brianna J Stoecklein	80,000	80,000	0
Tanielle Wilson	62,500	62,500	0
Jeremy Woertink	50000	50000	0
Pink Sky LLC	200000	200000	0
Jacquelin Walton	20000	20000	0
Taylor Walton	20000	20000	0
Lynn Valdez -	50000	50000	0
Maria Valdez	50000	50000	0
Cole Grossman	50000	50000	0
Darlene Riede	175000	175000	0
Jesse Acuna	75,000	75,000	0
Listen LLC	100,000	100,000	0
Craig Stein	50,000	50,000	0
MMT	111,250	111,250	0
Pete Alleman	12,500	12,500	0

* Green Brook, Inc., President, Tanielle Wilson (who has voting rights and dispositive power with regards to the shares held by Green Brook, Inc.).

* Pink Sky, LLC, Manager, Roy Wilson (who has voting rights and dispositive power with regards to the shares held by Pink Sky, LLC).

* MMT, Inc., President, Joe Lewis (who has voting rights and dispositive power with regards to the shares held by MMT, Inc.).

* Charity Vending, President Wayne Berian ( who has voting rights and dispositive power with regards to the shares held by Charity Vending.).

* Listen LLC, Jeff Phillips, Managing Partner ( who has voting rights and dispositive power with regards to the shares held by Listen LLC).

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.50 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $.50 until a market develops for the stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

 - ordinary brokers transactions, which may include long or short sales,

- transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

- through direct sales to purchasers or sales effected through agents,

- through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

- any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,487.77.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 75,000,000 Shares of common stock, $0.001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 75,000,000 shares of common stock, $0.001 par value per share. Currently we have 8,836,250 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Wyoming for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the OTCQB, including:

We must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

We must remain current in our filings;

We must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

This offering does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used.

No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by George Stewart, CPA, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

David Cutler, Esq., has rendered an opinion as to the validity of shares being registered and the corporate documents of the Company.

DESCRIPTION OF BUSINESS

Overview

The Company was incorporated in the State of Wyoming on April 28, 2014 and has been capitalized by the Assets contributed by shareholders through a Private Offering as well as the revenues from operations.

We are a full-service multi-media Company with a multi operational approach focusing on;

1) Online video and photography content development and distribution.

2) Website and mobile app technology integration design and development.

Websites are a unique mix of textual content, photos, sometimes video and often times apps, (which are designed as plug-ins to websites or for mobile devices); all aiding in the conveyance of a website’s message whether business related or personal. We offer products and solutions to help our customers stand out in the ever-changing internet environment.

Each of our content services, whether video, photos, apps or a combination, can function independently, as its own business unit, or also function as support material for adjacent services. For example a client may hire us to create content as well as to implement the content on their website.

Our Content services include:

video shoots

photography

photo shoots

video and photography editing

website and/or mobile device app integration of video or photography content voiceover

Ad copywriting.

Recently Facebook stated [http://media.fb.com/2015/01/07/what-the-shift-to-video-means-for-creators/ ] “We’re increasingly seeing a shift towards visual content on Facebook, especially with video. In just one year, the number of video posts per person has increased 75% globally and 94% in the US. And with people creating, posting and interacting with more videos on Facebook, the composition of News Feed is changing. Globally, the amount of video from people and brands in News Feed has increased 3.6x year-over-year.”

VIDEO AND PHOTOGRAPHY CONTENT DEVELOPMENT

We believe information can be communicated much more effectively and powerfully with photography and video than with plain text. Producing high quality video requires a skill set that is different than those required to produce text. Quality video and images are thus becoming more in demand by businesses.

Through the combination of original content and experience we offer what we consider to be sophisticated content services at competitive rates. We own and develop our own content that we sell to clients. In addition our clients are able to engage us to develop media content at two different rates:

The deluxe rate, (most expensive) allows the client to keep all rights as exclusive footage.

The economy rate, we retain footage as stock footage which can be marketed to other clients in order to create a more cost effective option for the client as well as an additional revenue opportunity for us.

We also assist in script writing for content videos at an additional fee.

For Example a client may order video content at the economy rate which we have determined may have a market value outside of the client. The client is invoiced at a price of $1,000 but we would retain the rights to re-market the footage to other clients. The Deluxe option may cost the client $7000 but would insure that they own all rights to the exclusive footage.

A few examples of some stock footage retained by us:

•                Temecula Wine Country

o               Footage Shot in the Temecula California Wine Country

•                Racing Footage

o               Shots of Street Racing, and high speed auto stunts

•                Oceanography

o               Shots of the Ocean, its Wildlife and Surfing

•                Hollywood

o               Various shots of Hollywood Landmarks

•                Las Vegas

o               Various Shots of Las Vegas Landmarks

•                Farm Animals

o               Various shots of farm animals

•                Live Action Shots

o               Sports Photos, Work Photos

•                Household Items

o               Shots of various household items such as silverware, furniture, desks etc.

For unique situations we use 4k footage shot with a drone. Video and/or photos shot from a drone add a perspective that in the past could only be attained through the use of a helicopter, which was very expensive.

California Coast Project

In addition to using the drone for shooting video for clients we are currently in the process of shooting footage with the drone in and around the California coast to be sold to clients. We anticipate being able to resell footage with projected revenues of $75,000-$100,000.

Projected Production costs and timeline for California Coast Footage:

“Beach Flyover Coastal”collection of California beach Arial footage

“City Views” collection of California downtown city footage

Cost for production $20,000-35,000.00

Beach Flyover Coastal currently has over 5 hours of footage and we anticipate a total of 15 plus hours of footage upon completion. It requires filming along the California Coast and editing to format for streaming content.

Cost estimates are from $7,500-15,000 to complete the content.

City Views also currently has 5 hours of footage. To complete the production of the footage would require approximately 3 more hours of footage, a voice over treatment and editing to format for streaming.

Cost estimates are from $5,000-10,000 to complete the content.

Time to produce should we be able to raise sufficient capital:

We estimate time to complete the film to be approximately 6-9 months after funding, narration and final editing.

Cost to market

Estimated Marketing Cost:

            Approximately $5-15,000

            Commissions to a third party –approximately 20%

Projected Income from the sale or distribution

Our projections for revenue for the content are approximately $75,000 to $100,000. However, we may in fact film, edit and complete the finished project only to find there is little to no demand for the project footage thus equaling a loss to the Company.

Financing

At this time we have no plan in place for additional financing to complete any of the aforementioned projects. We may seek equity financing, joint venture funding, or royalty funding; whereby we would pay out a percentage of the content revenues for financing. At this time there are no plans with regards to future financing.

It is possible that if we are able to sell the rights to one or more of our footage content pieces we would have the necessary capital to complete the production of the remaining films, thus enabling us to self fund production.

CUSTOM VIDEO CONTENT

Our goal is to provide a broad range of content services and products that enable small businesses and individuals to establish, maintain, promote, and optimize their online presence. Customers can implement video content themselves or; alternatively, they can choose full service solutions allowing us to implement the content.

As our customers demand more advanced products and consultative services, they move from low-priced content towards higher-priced, value-added offerings, such as;

o               Corporate video interviews

o               Custom video and or photography

o               Apps specifically designed to work with video or photo content

o               Celebrity endorsements

Custom video content creation has a relatively high cost. For example if we charged a company $1,000 for stock footage for a web site; we might charge the same Company $10,000 for a custom web-integrated corporate video.

Acquisition of Footage

The company believes it can profit from the buying and selling of existing footage. At this time we have not acquired any footage from outside sources. However, we are actively looking at additional potential film footage acquisitions in various stage of pre-production or completion.

Website and Mobile App Technology Integration Design and Development.

Video and photography are an integral part of all online experiences, in our opinion, possibly one of the best marketing tools for businesses online. Clients need us to aid in placing or installing video and photography content on their existing websites or mobile device applications. We combine integration in website and application development with video production and photography to provide a better visual experience for the end user of online web and mobile devices.

With Smartphone’s becoming one of the main sources of internet traffic; in addition to our video and photo content we are currently assisting clients in implementation of website and app technologies that will update their existing websites to a more responsive mobile platform enabling client’s websites to be optimized for Smartphone’s and app devices. We assist clients installing third party apps that improve their website or mobile device experience.

We are currently working towards the implementation of the following Apps for websites or mobile device apps:

1)             Video Viewer

a.               A Simple way to incorporate videos from a specific source onto a website.

2)             Photo Carousel Viewer

a.               A Simple way to incorporate hosted pictures onto a website

3)             Sidebar Video Viewer

a.               A Simple way to view specific videos on a sidebar of a website with auto play

Depending on the project, costs per app installation on clients existing website or mobile device app could range anywhere from a few thousand dollars, to upwards of $50,000 depending on the degree of complexity and functionality of the site. Estimated revenue related to website development serviced in the first year is anticipated to be $75,000.

Marketing

To date the company’s revenues have come from the creation of content and content implementation. The company plans to continue marketing to potential and existing clients via its website and consultants. To date the company has not entered into any agreements for funding our marketing endeavors.

According to the U.S. Census Bureau, there are more than 28 million small businesses in the United States with fewer than 500 employees. Our focus is to help small businesses succeed online. Small business owners, including sole proprietors, have limited support staff and must devote most of their time to running the daily operations of their businesses. They often have limited knowledge of how to build a web presence and limited time to acquire the skills to do so. At the same time, there is growing acceptance among these small business owners that an effective Internet presence is critical to their marketing efforts and there is evidence that these businesses are shifting their marketing budgets from traditional media to online channels.

Our marketing activities are principally focused on acquiring new clients and promoting additional products and services to our existing customers. To date much of our marketing has been towards existing customers or word of mouth referrals.

While we plan on expanding the marketing of our services in as cost efficient manner as possible through web implemented advertising, some of our advertising campaigns will have associated costs. We anticipate a yearly cost of marketing to range on the low end of $10,000 to a high end of $50,000 per year.

We plan on expanding our marketing through the following means;

1)              By developing an online stock video and photo library.

Some examples of our existing library content:

▪       Temecula Wine Country

o      Footage Shot in the Temecula California Wine Country

▪       Racing Footage

o      Shots of Street Racing, and high speed auto stunts

▪       Oceanography

o      Shots of the Ocean, its Wildlife and Surfing

▪       Hollywood

o      Various shots of Hollywood Landmarks

▪       Las Vegas

o      Various Shots of Las Vegas Landmarks

▪       Farm Animals

o      Various shots of farm animals

▪       Live Action Shots

o      Sports Photos, Work Photos

▪       Household Items

o      Shots of various household items such as silverware, furniture, desks etc.

We plan on continuous expansion of our stock footage and anticipate that the cost for expansion of our stock photography will vary.

2)             By engaging in SEO implementation

SEO or Search engine optimization enables our products to be readily visible through web searches on sites such as google, yahoo, chrome or Safari to name a few.

3)             Through Social media:

By using social media sites such as twitter, facebook, youtube, vimeo, instagram, snapchat, twitter and others to advertise our services.

Competition

We provide solutions that enable individuals, businesses and organizations to establish an online presence, connect with customers and manage their ventures. The market for providing these solutions is highly fragmented with some vendors providing part of the solution, and others providing a total solution. These solutions are rapidly evolving, creating opportunity for new competitors to enter the market with newly developed product solutions or by addressing specific segments of the market.

 Competition within media providers include:

•                Traditional media solutions such as Television Ads

•                Website creation and management solutions and providers such as Wix and WordPress

•                Alternative web content providers such as Pond5, istockphoto, and google images

Competition within web content and app development include sites such as:

•                WebSitePros

•                Iwebdev

•                Godaddy

•                Website.com

•                Various Local Web Developers

We expect ever increasing competition from competitors in the content and presence markets, as well as potential increased competition from companies like Amazon, Google and Microsoft, all of which are providers of internet services which also sell visual content.

We believe the principal competitive factors to include: product capabilities that meet customer requirements, a secure, reliable and integrated technology platform, cost-effective customer acquisition, brand awareness and reputation, customer service and support and overall customer satisfaction. We believe that we compete favorably with respect to each of these factors. For additional information, see “Risk Factors.”

Industry Overview –

As video becomes more mobile and more social, it is quickly becoming the most viable marketing opportunity for every business, from international corporations to local brick-and-mortar businesses.

According to Addlie Studios,video marketing is one of the best marketing opportunities in 2015 and the coming years:

· 70% of marketing professionals report that video converts better than any other medium.

·  The average internet user spends 88% more time on a website with video than without.

· 64% of consumers are more likely to buy a product after watching a video about it.

· Using videos on landing pages can increase conversions by 80%.

· 59% of viewers will watch a video to completion that is less than 1 minute.

· Despite all this, only 24% of brands are using online video to market to consumers.

Source: Addlie Studios [http://www.adeliestudios.com/top-15-video-marketing-statistics-2015/]

According to The Guardian www.theguardian.com/small-business-network/2014/jan/14/video-content-marketing-media-online online video is the future of content marketing. The Guardian further stated “With online video quickly becoming a key means for people to satisfy their information and entertainment needs, small businesses that fail to include it in their Internet marketing strategies will do so at their peril.”

Cisco www.cisco.com/c/en/us/solutions/collateral/service-provider/ip-ngn-ip-next-generation-network/white_paper_c11-481360.html has indicated that by 2017 video will account for 69% of all consumer internet traffic and Internet video to TV will continue to grow at a rapid pace, increasing fourfold by 2019.

According to Business Insider www.businessinsider.com/digital-video-advertising-aggressive-spending-and-growth-2014-9 Online video ads are one of the fastest-growing ad mediums, far outpacing growth in spending on television and other digital formats. Online video ad viewing exploded in 2013. Online video ad revenue will reach nearly $5 billion in 2016, up from $2.8 billion in 2013, while TV ad revenue will decline by nearly 3% per year during the same time period.

According to Statista, current market data states that 25 percent of global internet users consume online video every day, with 24 percent of U.S. internet users doing so. Google Sites, which include YouTube, are ranked at the top of U.S. online video properties, currently attracting a steady minimum of 160 million unique viewers per month. Other popular U.S. video sites are Yahoo! Sites, VEVO and NDN, which stand out due to user engagement or number of streams. With the increasing usage of mobile device such as smartphone and tables, the current worldwide mobile video traffic is also estimated to amount to 1.46 million TB (terabytes) per month. The number of mobile phone video viewers in the United States is projected to reach 137 million in 2019. Currently, viewers aged 18 to 24 spend the most time on smartphone video content - 36 minutes per week. [http://www.statista.com/topics/1137/online-video/]

In a survey of 600 marketing professionals by The Web Video Marketing Council, 93 percent said they had used video content in 2013, with 82 percent saying it was effective in achieving their goals. www.webvideomarketing.org/2013-video-marketing-trends-report.

Regulation

Our business is subject to regulation by federal and state laws in the United States and the laws of other jurisdictions in which we do business.

Advertising and promotional information presented on our websites and in our products, and our other marketing and promotional activities, are subject to federal and state consumer protection laws that regulate unfair and deceptive practices. U.S. federal, state, and foreign legislatures have also adopted laws and regulations regulating numerous other aspects of our business. Regulations relating to the Internet, including laws governing online content, user privacy, taxation, liability for third-party activities and jurisdiction, are particularly relevant to our business. Such laws and regulations are discussed below.

Communications Decency Act. The CDA regulates content of material on the Internet, and provides immunity to Internet service providers and providers of interactive computer services for certain claims based on content posted by third parties. The CDA and the case law interpreting it generally provide that domain name registrars and website hosting providers cannot be liable for defamatory or obscene content posted by customers on their servers unless they participate in creating or developing the content.

Digital Millennium Copyright Act. The DMCA provides a safe harbor from liability for third-party copyright infringement. To qualify for the safe harbor, however, registrars and website hosting providers must satisfy numerous requirements, including adoption of a user policy that provides for termination of service access of users who are repeat infringers, informing users of this policy, and implementing the policy in a reasonable manner. In addition, registrars and website hosting providers must expeditiously remove or disable access to content upon receiving a proper notice from a copyright owner alleging infringement of its protected works. A registrar or website hosting provider that fails to comply with these safe harbor requirements may be found liable for copyright infringement.

Lanham Act. The Lanham Act governs trademarks and false advertising. Case law interpreting the Lanham Act has limited liability for many online service providers such as search engines and domain name registrars. Nevertheless, there is no statutory safe harbor for trademark violations comparable to the provisions of the DMCA and we may be subject to a variety of trademark claims in the future.

Privacy and Data Protection. In the areas of personal privacy and data protection, the U.S. federal and various state and foreign governments have adopted or proposed limitations on, and requirements associated with, the collection, distribution, use, storage, and security of personal information of individuals.

Intellectual Property & Proprietary Rights

We regard substantial elements of our businesses and website as proprietary and we shall attempt to protect them by relying on copyright, trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. To date we have no copyrights or trademarks that have been applied for.

Employees

We are a new, developing company and currently have only one part-time employee, Joe Lewis our CEO and Joe Lewis, Secretary Treasurer, who has been paid in restricted shares of Company stock and $12,500 is salary for the year ended December 31, 2014 and no salary or stock for the year ended December 31, 2015. We may engage independent contractors in the future.

Reports

As an issuer whose securities will be registered under section 12(g) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

None

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the "Prospectus Summary," "Risk Factors," "Management Discussion and Analysis", "Business Description" and elsewhere in this prospectus constitute forward-looking statements. The "safe harbor" for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "intend", "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
Joe Lewis	39	Since April 28, 2014	CEO, Secretary, Treasurer and Director

*Joe Lewis also served as CEO from inception to April 28, 2014.

 There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

Joe Lewis has served as the Company's CEO and Director since April 28, 2014. Mr. Lewis has been involved in marketing and digital media for the last twenty years. He is also the President of MMT, Inc. a position which he held since June of 2013. MMT, Inc. owns proprietary code which is used for APP development. He was the Manager for Mal Entertainment Group in Charlotte, North Carolina from 2007 to 2014 where his duties included the oversight of digital media content and management. From 2002 to 2007 he was a partner in Triumph World Consulting in Las Vegas, NV where his duties entailed the oversight of web content developers and marketing of digital web design.. Within those companies Mr. Lewis has worked with many forms of media, inclusive of Web site design, video filming and editing, and the dissemination of information through various social media. Mr. Lewis studied towards a degree in Business at the University of Nevada. Mr. Lewis through his ventures has specialized in marketing to both consumers and businesses, both nationally as well as internationally. We believe his knowledge of digital content integration with website design combined with his management and marketing skill sets will bring a distinct advantage to the Company's ability to move forward.

 Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of TC has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

 Summary Compensation Table

Name and Principal Position	Joe Lewis	Joe Lewis
Year	2014	2015 and March 31, 2016
Bonus	-	-
Salary	$12,500	-
Stock Awards	6,100,000 shares of common stock @$.001 per share	-
Option Awards	-	-
All Other Compensations	-	-

Option Grants Table

There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through March 31, 2016.

Compensation of Officers and Directors

In 2014 Joe Lewis was paid $12,500 in salary. In addition in 2014 Joe Lewis as founder of the Company was granted shares totaling 6,100,000 We do not anticipate beginning to pay salaries until we have adequate funds to do so. There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

Indemnification of Directors and Officers

Except as permitted by the Wyoming Revised Statutes, the Company's Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director's and officer's liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

On April 28, 2014 we entered into any employment agreement with Joe Lewis to serve as CEO, CFO, Secretary and Director. The agreement was for the issuance of 6,100,000 shares of the Company's restricted common stock as founder’s shares in lieu of a cash payment.

Conflict of Interest - Management's Fiduciary Duties

Our directors and officer or may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of December 31, 2015, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Joe Lewis – CEO Operating Manager 134 West Mission Fallbrook, CA 92028	6,100,000	70%

Transfer Agent

Transfer agents record changes of ownership, maintain the issuer's security holder records, cancel and issue certificates, and distribute dividends. Because transfer agents stand between issuing companies and security holders, efficient transfer agent operations are critical to the successful completion of secondary trades. Section 17A(c) of the 1934 Act requires that transfer agents be registered with the SEC, or if the transfer agent is a bank, with a bank regulatory agency.

We have not yet engaged a Transfer Agent. However our intent is to engage Island Stock Transfer to act as our stock registrar and transfer agent. Its address and telephone number is 15500 Roosevelt Boulevard, Suite 301 Clearwater, Florida 33760, (727)-289-0069. Until engaging Island Stock Transfer, we have and will continue to act as our own transfer agent and registrar which could place shareholders at risk for accurate record changes of ownership, maintaining the issuer's security holder records, cancellation and the issuance of certificates.

RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

Since inception, the following transactions were entered into:

In 2014 the Company authorized the issuance of 6,100,000 founder shares at par value to its President. Joseph Lewis.

On April 2, 2015 the Company issued 225,000 shares at $.02 per share ($4,500) to Green Brook, Inc. for services.

On April 20, 2015 the Company issued 75,000 shares at $.02 per share ($1,500) to Trisha Riede for services.

On April 24, 2015 the Company issued 200,000 shares at $.02 per share ($4,000) to Tala Media Corporation. for services.

On January 12, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Jeremy Woertink for services.

On June 30, 2015 the Company issued 175,000 shares at $.02 per share ($3,500) to Darlene Riede for services.

On July 3, 2015 the Company issued 100,000 shares at $.02 per share ($2,000) to Listen LLC for services.

On July 21, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Craig Stein for services.

On September 22, 2015 the Company issued 111,250 shares at $.02 per share ($2,225) to MMT, Inc. for services. The President of MMT, Inc. is Joe Lewis who is also the President of the company. The Company engaged MMT, Inc for use of proprietary code in the development of some of the company’s website design.

On August 12, 2015 the Company issued 12,500 shares at $.02 per share ($250) to Pete Alleman for services.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes, and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the SEC and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

All shareholders certificates for shares have been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our directors, Joe Lewis, or Joe Lewis or affiliates which may involve conflicts of interest in that they will not be arms' length transactions. We presently have no permanent office facilities but for the time being we will use as our business address the offices of Mr. Lewis the operating manager, on a rent free basis, until such time as our business operations may require more extensive facilities and we believe it an appropriate time to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

There are currently no related party transactions between Lewis or any other affiliates and TC other than those disclosed herein. Further, TC has not had any preliminary contact or discussions with Lewis or any other affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

In 2014 the Company authorized the issuance of 6,100,000 founder shares at par value to its President. Joseph Lewis.

On April 2, 2015 the Company issued 225,000 shares at $.02 per share ($4,500) to Green Brook, Inc. for services.

On April 20, 2015 the Company issued 75,000 shares at $.02 per share ($1,500) to Trisha Riede for services.

On April 24, 2015 the Company issued 200,000 shares at $.02 per share ($4,000) to Tala Media Corporation. for services.

On January 12, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Jeremy Woertink for services.

On June 30, 2015 the Company issued 175,000 shares at $.02 per share ($3,500) to Darlene Riede for services.

On July 3, 2015 the Company issued 100,000 shares at $.02 per share ($2,000) to Listen LLC for services.

On July 21, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Craig Stein for services.

On September 22, 2015 the Company issued 111,250 shares at $.02 per share ($2,225) to MMT, Inc. for services.

On August 12, 2015 the Company issued 12,500 shares at $.02 per share ($250) to Pete Alleman for services.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Wyoming relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Wyoming. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Wyoming. In general, the statute prohibits a publicly held Wyoming corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Wyoming law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

TC is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

  We have less than 300 stockholders of record; or

We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years..

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission's Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We were incorporated in Wyoming on April 28, 2014 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, December 31, 2014 as our fiscal year end.

We are a full-service multi-media Company with a multi operational approach focusing on Online video and photography content development and distribution and Website and mobile app technology integration design and development. Websites are a unique mix of textual content, photos, sometimes video and often times apps, which are designed as plug-ins to websites or for mobile devices, aiding in the conveyance of a website's message whether it be business related or personal. We offer products and solutions to help our customers stand out in the ever-changing internet environment. We have been, initially, capitalized through the acquisition of Assets from our founding shareholder, cash flows from multi media operations and the proceeds from a Private Placement offering.

From inception, April 28, 2014 to year end December 31, 2014 we had gross revenues of $20,000, derived primarily from commercial video work and digital video and photo integration into website design, and total operating expenses of $25,007 and a net loss of $5,007. As of year end December 31, 2015 we had gross revenues of $118,500, derived primarily from commercial video work and digital video and photo integration into website design, and total Operating Expenses of $74,757. Net Income for the year ended December 31, 2015 was $43,743.

As of quarter ending March 31, 2015 we had gross revenues of $19,000 derived primarily from commercial video work and digital video and photo integration into website design, and total Operating Expenses of $15,017. Net Income for the quarter ended March 31, 2015 was $3,983. As of quarter ending March 31, 2016 we had gross revenues of $19,5000 derived primarily from commercial video work and digital video and photo integration into website design, and total Operating Expenses of $5,806. Net Income for the quarter ended March 31, 2016 was $13,694.

As of December 31, 2014 the Company had $210 of cash on hand, total assets of $210 and total current liabilities of $0. As of December 31, 2015 the Company had $74,799 of cash on hand, total asset of $121,397 and total liabilities of $21,836 of which its principal obligation was towards payment for the development of its film APP.

As of March 31, 2016 the Company had $92,054 of cash on hand, total assets of $137,507 and total current liabilities of $24,253. As of March 31, 2015 the Company had $5,896 of cash on hand, total assets of $5,896 and total liabilities of $180 of which its principal obligation was towards payment of development of its film APP and Income Taxes.

We believe that we have sufficient capital to operate over the next twelve (12) months with a monthly burn rate of approximately $3,000 per month.

Our plans are to continue to market our multi media services and to continue with the development of our aerial footage for California coastal areas. We estimate a time frame of 9-12 months to complete and begin marketing the rights to our California coastal content, however there is no assurance that it will be complete in that time frame nor is there any assurance that once completed the content could be sold and if sold there is no assurance of the time frame it could take to sell. We may also seek equity financing in the future for the California coastal project.. At this time we have no arrangements for any funding source.

Significant Accounting Policies and Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's consolidated financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue consists substantially of fees earned from movies and videos that we have interests in and commercial video work. We recognize revenue from a sale or licensing arrangement of a film when all of the following conditions are met: non-refundable payment for film rights per a contract, or; persuasive evidence of a sale or licensing arrangement with a customer exists; the film is complete and, in accordance with the terms of the arrangement, has been delivered or is available for immediate and unconditional delivery; the license period of the arrangement has begun and the customer can begin its exploitation, exhibition, or sale; the arrangement fee is fixed or determinable; and collection of the arrangement fee is reasonably assured. We recognize revenue from commercial video services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured upon invoicing for work.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

25

Results of Operations

For the period commencing April 28, 2014 (Inception) to December 31, 2014 and the period to December 31, 2015.

From inception, April 28, 2014 to year end December 31, 2014, we had gross revenues of $20,000, derived primarily from commercial video work and digital video and photo integration into website design, and total Operating Expenses of $25,007 consisting of office expenses of $90, salaries of $12,500, film work of $7,300, consulting fees of $6, 000 and income tax credit of ($883.) resulting in a net loss of $5,007.

As of year end December 31, 2015 we had gross revenues of $118,500, which was derived primarily from commercial video work and digital video and photo integration into website design, and total operating expenses of $74,757 consisting of cost of goods sold of $13,250, advertising and marketing of $25,370, consulting fees of $3,000, depreciation expense of $1,286, fees of 335, computer and internet expenses of 2,118, film work of $5,000, professional fees of $14,275, travel of $391, general and administrative expense of $2,013 and income tax expense of $7,719 resulting in a net income of $43,743.

For the period commencing December 31, 2014 TO March 31, 2015 and for the period commencing December 31, 2015 to March 3, 2016 .

As of period ending March 31, 2015 we had gross revenues of $19,000, which was derived primarily from commercial video work and digital video and photo integration into website design, and total operating expenses of $15,017 consisting of Cost of Goods Sold $13,250, fees of 64, computer and internet expenses of 0, film work of $1,000, professional fees of $0, travel of $0, general and administrative expense of $0 and income tax expense of $703 resulting in a net income of $3,983.

As of period ending March 31, 2016 we had gross revenues of $19,500 which was derived primarily from commercial video work and digital video and photo integration into website design, and total operating expenses of $5,806 consisting of advertising and marketing of $700, consulting fees of $0, depreciation expense of $1,144, fees of $0, computer and internet expenses of $867, film work of $0, professional fees of $200, travel of $0, general and administrative expense of $478 and income tax expense of $2,417 resulting in a net income of $13,694.

Liquidity and Capital Resources

As of the period ending December 31, 2014 the Company had cash on hand of $210, total assets of $210, total current liabilities of ($883, credit for tax) and Total Stockholder's Equity of $1,093. At the period ending December 31, 2015 the Company had cash on hand of $74,799, total current assets of $46,598 total assets of $121,397, total current liabilities of $21,836 and total Stockholder's Equity of $99,561. The Company's cash was generated from revenue from derived primarily from commercial video work and digital video and photo integration into website design and proceeds from a Private Placement of its shares.

As of the period ending March 31, 2016 the Company had cash on hand of $92,054, total current assets of $45,454 and total assets of $137,507, total current liabilities of $24,253 and total Stockholder's Equity of $113,254.

The Company believes it has sufficient cash resources available to fund its primary operation for the next twelve (12) months. The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition. The Company has no agreements in place with its shareholders, officer and director or with any third parties to fund operations beyond the end of the Company's beyond the Company's March 31, 2016 quarter. The Company has not negotiated nor has available to it any other third party sources of liquidity.

AUDITED FINANCIAL STATEMENTS

TECH CENTRAL, INC.

 GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Tech Central Inc.

I have audited the accompanying balance sheets of Tech Central Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2015. Tech Central Inc.’s management is responsible for these financial statements.. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tech Central Inc., as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note # 1 to the financial statements, the Company has had minimal operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note # 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ George Stewart

Seattle, Washington

April 22, 2016

TECH CENTRAL, INC.

BALANCE SHEETS

December 31, 2015 and December 31, 2014

		December 31, 2015	December 31,2014
		Audited	Audited

Assets

Current Assets
Cash		$74,799	$210
Accounts receivable		25,000	-
Total Current Assets		99,799	210

Fixed Assets
Accumulated depreciation		(1,286)	-
Total Fixed Assets		(1,286)	-
Other Assets
Film Equipment		22,884	-
Total Other Assets		22,884	-
Total Assets		$121,397	$210

Liabilities And Stockholders' Equity (Deficit)

Current Liabilities	$		$
Accounts payable		15,000	-
Income Tax		6,836	(883)
Total Current Liabilities		21,836	(883)

Total Liabilities		-	(883)

Stockholders' Equity (Deficit)

Common stock $0.001 par value 75,000,000 shares authorized 8,836,250 shares issued and outstanding at December 31, 2015 and 6,100,000 issued and outstanding at December 31, 2014		8,837	6,100
Additional paid in capital		51,988	-
Accumulated Deficit		38,736	(5,007)
Total Stockholders' Equity (Deficit)		99,561	1,093

Total Liabilities and
Stockholders' Equity (Deficit)		$121,397	$210

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

Statements of Operations

December 31, 2015 and December 31, 2014

	December 31, 2015	December 31, 2014
	(Audited)	(Audited)
Revenue

Sales	$118,500	$20,000
Total Revenue	118,500	20,000

Cost of Goods Sold	13,250	-

Gross Profit	105,250	20,000

Operating Expenses
Depreciation and amortization	1,286
Salaries		12,500
Equipment/Filming	2,118	-
Fees	335	90
Consulting Fees	3,000	6,000
Professional Fees	14,275	7,300
Film Consulting	5,000
Marketing Expense	25,370	-
General & Administrative	2,013
Travel	391	-

Total Expenses	(53,788)	(25,890)

Net Operating Income/Loss	51,462	(5,890)

Other Income/Expense
Income taxes	7,719	(883)
Total other income	$(7,719)	$(883)

Net Income	43,743	(5,007)

Basic and Diluted Loss Per Common Share	$.00	$(0.00)

Weighted Average Shares Outstanding	6,040,384	4,245,935

See accompanying notes to consolidated financial statements.

 TECH CENTRAL, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

December 31, 2015

	Common Stock Number of Shares	Amount		Additional Paid in Capital		Accumulated Deficit	Total
Stock Issued for Services, related party	6,100,000	$6,100	$		$		$6,100

Net loss for the Year ended December 31, 2014						(5,007)	(5,007)

Balance, December 31, 2014	6,100,000	$6,100		$-		$(5,007)	$1,093

Stock Issued for Cash	1,737,500	1,738		33,012			34,750
Stock issued for services, non-related party	998,750	999		18,976			19,975

Net Income (Loss) for the period ended December 31, 2015						43,743	43,743

Balance, December 31, 2015	8,836,250	$8,837		$51,988		$38,736	$99,561

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

Statements of Cash Flows

December 31, 2015 and December 31, 2014

	December 31,	December 31,
	2015 (Audited)	2014 (Audited)
Cash Flows from Operating Activities
Net Income\loss	$43,743	$(5,007)

Adjustments to Reconcile Net Loss To Net Cash Provided by (Used In) Operating Activities:
Stock Issued for Services		-
Accounts receivable	(25,000)	-
Accounts payable	15,000	-
Income Tax Payable	7,719	(883)
Film Equipment	(22,884)
Accumulated depreciation	1,286
Net Cash Provided by Operating Activities	19,864	(5,890)

Cash Flows From Investing Activities	—	—
Film Equipment	(22,884)	-
Net Cash Provided by Investing Activities	(22,884)	-

Cash Flows from Financing Activities

Net Cash Provided by Financing Activities	-	-
Paid in Capital	54,725	6,100
Net Cash Provided by Financing Activities	54,725	6,100

Increase in Cash	74,589	210

Cash at Beginning of Period	210	-

Cash at End of Period	$74,799	$210

Cash paid for Interest	$—	$—

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 (Audited) and December 31, 2014 (Audited)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

Tech Central, Inc.. ("TC") was incorporated under the laws of the State of Wyoming on April 28, 2014.

TC was formed as a Media Company engaging in online video and photography content development and distribution; and website and mobile app technology integration design and development.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of December 31, 2015.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of December 31, 2015 and December 31, 2014.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of December 31, 2015 the Company had a depreciation and amortization expense of $1,286 and at December 31, 2014 the company had no depreciation expense.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs , costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

As of December 31, 2015 and December 31, 2014, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of December 31, 2015 the Company had retained earnings of $38,736. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3- Assets

The Company purchased film equipment for $22,884, which is comprised of video, lighting and editing equipment. In addition the company had cash assets of $74,799 and Accounts receivable of $25,000 at year end December 31, 2015.

Note 4 - Related Party Transactions

The Company incurred expenses of $6,100 for salaries to its officer in July of 2014. Restricted shares in the amount of 6,100,000 shares were issued in lieu of cash at par value of $.001 per share.

Note 5 – Common Stock

In 2014 the Company authorized the issuance of 6,100,000 founder shares at par value to its President. Joseph Lewis.

On April 2, 2015 the Company issued 225,000 shares at $.02 per share ($4,500) to Green Brook, Inc. for services.

On April 20, 2015 the Company issued 75,000 shares at $.02 per share ($1,500) to Trisha Riede for services.

On April 24, 2015 the Company issued 200,000 shares at $.02 per share ($4,000) to Tala Media Corporation. for services.

On January 12, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Jeremy Woertink for services.

On June 30, 2015 the Company issued 175,000 shares at $.02 per share ($3,500) to Darlene Riede for services.

On July 3, 2015 the Company issued 100,000 shares at $.02 per share ($2,000) to Listen LLC for services.

On July 21, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Craig Stein for services.

On September 22, 2015 the Company issued 111,250 shares at $.02 per share ($2,225) to MMT, Inc. for services. The President of MMT, Inc. is Joe Lewis who is also the President of the Company. The Company engaged MMT, Inc for use of proprietary code in the development of some of the company’s website design.

On August 12, 2015 the Company issued 12,500 shares at $.02 per share ($250) to Pete Alleman for services.

At the year end December 31, 2015 the Company had issued 1,712,500 shares to 25 investors via a Private Offering of the company's shares at $.02 per share for $34,250.

At the year ended December 31, 2015 the Company had 8,836,250 shares issued and outstanding.

Note 6 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

As such we had taxes payable of $6,836 at the year ended December 31, 2015.

Note 7 – Subsequent Events

Management has reviewed events between July 6, 2016 to the date that the financials were issued, April 22, 2016, and there were no significant events identified for disclosure. In addition a review was performed by our auditor prior to the filing date and no additional items were noted.

FINANCIAL STATEMENTS

TECH CENTRAL, INC.

TECH CENTRAL, INC.

BALANCE SHEETS

March 31, 2016 and December 31, 2015

	March 31, 2016	December 31, 2015
	(Unaudited)	(Audited)

Assets

Current Assets
Cash	$92,054	$74,799
Accounts receivable	25,000	25,000
Total Current Assets	117.054	99,799

Other Assets
Film Equipment	22,884	22,884
Accumulated Depreciation	(2,430)	(1,286)
Total Other Assets	20,454	21,598

Total Assets	$137,507	$121,397

Liabilities And Stockholders' Equity (Deficit)

Current Liabilities
Accounts payable	$15,000	$15,000
Income Tax	9,253	6,836
Total Current Liabilities	24,253	21,836

Total Liabilities	24,253	21,836

Stockholders' Equity (Deficit)

Common stock $0.001 par value 75,000,000 shares authorized 8,836,250 shares issued and outstanding at March 31, 2016 and December 31, 2015	8,837	8,837
Paid in Capital	51,988	51,988
Accumulated Deficit	52,430	38,736
Total Stockholders' Equity (Deficit)	113,254	99,561

Total Liabilities and
Stockholders' Equity (Deficit)	$137,507	$121,397

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

Statements of Operations

March 31, 2016 and March 31, 2015

	March 31, 2016	March 31, 2015
	(Unaudited)	(Unaudited)
Revenue

Sales	$19,500	$19,000
Total Revenue	19,500	19,000

Cost of Goods Sold	-	13,250

Gross Profit	19,500	5,750

Operating Expenses
Depreciation and amortization	1,144	-
Computer and Internet Expense	867	-
Equipment/Filming		1,000
Fees		64
Consulting Fees
Professional Fees	200
Film Consulting
Marketing Expense	700
General & Administrative	478
Travel

Total Expenses	3,389	1,064

Net Operating Income/Loss	$16,111	$4,686

Other Income/Expense
Income taxes	2,417	703
Total other income/Expense	$(2,417)	$703

Net Income	$13,694	$3,983

Basic and Diluted Loss Per Common Share	$0.00	$0.00

Weighted Average Shares Outstanding	8,836,250	7,092,000

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

Statements of Cash Flows

March 31, 2016 and March 31, 2015

	March 31, 2016	March 31, 2015
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities
Net Income\loss	$13.694	$3,983

Adjustments to Reconcile Net Loss To Net Cash Provided by (Used In) Operating Activities:
Stock Issued for Services
Accounts receivable
Accounts payable
Income Tax Payable	2,417	703
Film Equipment
Accumulated depreciation	1,144
Net Cash Provided by Operating Activities	17,255	4,686

Cash Flows From Investing Activities
Film Equipment
Net Cash Provided by Investing Activities	-	-

Net Cash Provided by Financing Activities		-
Paid in Capital	-	1,000
Net Cash Provided by Financing Activities	-	1,000

Increase in Cash	17,255	5,686

Cash at Beginning of Period	74,589	210

Cash at End of Period	$92,054	$5,896

Cash paid for Interest	$—	$—

Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements.

TECH CENTRAL, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2016 (Unaudited) and 2015 (Unaudited)

Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

Tech Central, Inc. ("TCI") was incorporated under the laws of the State of Wyoming on April 30, 2014.

TCI was formed as a Media Company engaging in online video and photography content development and distribution; and website and mobile app technology integration design and development.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of March 31, 2016.

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts. Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of March 31, 2016 and December 31, 2015.

PROPERTY AND EQUIPMENT

The Company values its investment in property and equipment at cost less accumulated depreciation. Depreciation is computed primarily by the straight line method over the estimated useful lives of the assets ranging from three to five years. As of March 31, 2016 the Company had a depreciation and amortization expense of $2,430 and at December 31, 2015 the company had depreciation expense of $1,286.

INVENTORY

Inventory is recorded at lower of cost or market; cost is computed on a first-in first-out basis.

ACCOUNTS RECEIVABLE

Trade receivables are carried at original invoice amount. We recognize revenue from sales or services rendered when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts. Recoveries of trade receivables previously written off are recorded when received.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

We have adopted Accounting Standards Codification regarding Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, accrued expenses, and other current liabilities approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments in the management of foreign exchange, commodity price or interest rate market risks.

FEDERAL INCOME TAXES

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Accounting Standards Codification regarding Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes are provided for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Accounting Standards Codification No. 605, "Revenue Recognition" ("ASC-605"), ASC-605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

NET INCOME PER SHARE OF COMMON STOCK

We have adopted Accounting Standards Codification regarding Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We do not have a complex capital structure requiring the computation of diluted earnings per share.

INTERNAL WEBSITE DEVELOPMENT COSTS

Under ASC350-50, Website Development Costs, costs and expenses incurred during the planning and operating stages of the Company's website are expensed as incurred. Under ASC 350-50, costs incurred in the website application and infrastructure development stages are capitalized by the Company and amortized to expense over the website's estimated useful life or period of benefit.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

STOCK BASED COMPENSATION

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options and employee stock purchases related to an Employee Stock Purchase Plan based on the estimated fair values. For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employees to be accounted for based on the fair value of the related stock or options or the fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

As of March 31, 2016 and December 31, 2015, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of March 31, 2016 the Company had retained earnings of $52,430. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3- Assets

The Company purchased film equipment for $22,884, which is comprised of video, lighting and editing equipment. In addition the company had cash assets of $92,054 and Accounts receivable of $25,000 at quarter end March 31, 2016.

Note 4 - Related Party Transactions

The Company incurred expenses of $6,100 for salaries to its officer in July of 2014. Restricted shares in the amount of 6,100,000 shares were issued in lieu of cash at par value of $.001 per share.

Note 5 – Common Stock

In 2014 the Company authorized the issuance of 6,100,000 founder shares at par value to its President. Joseph Lewis.

On April 2, 2015 the Company issued 225,000 shares at $.02 per share ($4,500) to Green Brook, Inc. for services.

On April 20, 2015 the Company issued 75,000 shares at $.02 per share ($1,500) to Trisha Riede for services.

On April 24, 2015 the Company issued 200,000 shares at $.02 per share ($4,000) to Tala Media Corporation. for services.

On January 12, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Jeremy Woertink for services.

On June 30, 2015 the Company issued 175,000 shares at $.02 per share ($3,500) to Darlene Riede for services.

On July 3, 2015 the Company issued 100,000 shares at $.02 per share ($2,000) to Listen LLC for services.

On July 21, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Craig Stein for services.

On September 22, 2015 the Company issued 111,250 shares at $.02 per share ($2,225) to MMT, Inc. for services.

On August 12, 2015 the Company issued 12,500 shares at $.02 per share ($250) to Pete Alleman for services.

At the yearend December 31, 2015 the Company had issued 1,712,500 shares to 25 investors via a Private Offering of the company's shares at $.02 per share for $34,750.

At the year ended December 31, 2015 and at the quarter ended March 31, 2016 the Company had 8,836,250 shares issued and outstanding.

Note 6 – Income Taxes

We account for income taxes in accordance with FASB ASC 740, Income Taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

As such we had taxes payable of $9,253 at the quarter end March 31, 2016.

Note 7 – Subsequent Events

Management has reviewed events between December 31, 2015 to the date that the financials were issued, July 13, 2016, and there were no significant events identified for disclosure. In addition a review was performed by our auditor prior to the filing date and no additional items were noted.

2,736,250 shares

TECH CENTRAL, INC. Common stock

Prospectus

July 6, 2016

TECH CENTRAL, INC.
134 West Mission
Fallbrook, CA 92028
TechCentralinc.com
702-241-3268

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 13. Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$137.77
Printing and shipping expenses	100.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	10,000.00
Transfer agent and misc. expenses	1,750.00
Application and Quotation on QB	12,500.00
Total	$25,487.77

*All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

Section 17-16-856 of the Wyoming General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company's Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Wyoming General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Wyoming General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

-   any breach of the director's duty of loyalty to the corporation or its stockholders;

-   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

-   payments of unlawful dividends or unlawful stock repurchases or redemptions; or

-   any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

The Company is authorized to issue 75,000,000 shares of common stock, par value .001 per share. At the twelve months ended December 31, 2015 there were 8,836,250 shares of common stock issued and outstanding.

Set forth below is information regarding the issuance and sales of securities without registration since inception.  No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On April 28, 2014, the Company issued 6,100,000 shares of common stock to Joe Lewis at par value of $.001 for startup costs. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares.

On April 2, 2015 the Company issued 225,000 shares at $.02 per share ($4,500) to Green Brook, Inc. for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On April 20, 2015 the Company issued 75,000 shares at $.02 per share ($1,500) to Trisha Riede for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On April 24, 2015 the Company issued 200,000 shares at $.02 per share ($4,000) to Tala Media Corporation. for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On January 12, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Jeremy Woertink for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On June 30, 2015 the Company issued 175,000 shares at $.02 per share ($3,500) to Darlene Riede for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On July 3, 2015 the Company issued 100,000 shares at $.02 per share ($2,000) to Listen LLC for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On July 21, 2015 the Company issued 50,000 shares at $.02 per share ($1,000) to Craig Stein for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On September 22, 2015 the Company issued 111,250 shares at $.02 per share ($2,225) to MMT, Inc. for services. The President of MMT, Inc. is Joe Lewis who is also the President of the company. The Company engaged MMT, Inc for use of proprietary code in the development of some of the company’s website design. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

On August 12, 2015 the Company issued 12,500 shares at $.02 per share ($250) to Pete Alleman for services. As to the Distribution Transaction, it was done in compliance with Section 4(2) of the 1933 Act in that the shares distributed in the Distribution Transaction were treated by the Company as Restricted Shares and that is the Company's reason to include them in the Registration Statement at issue.

Such other shareholders listed below include the holders of shares sold in a Regulation D, Rule 506 done in compliance with Section 4(2) of the 1933 Act completed on December 31, 2014 at an offering price of $0.02 per share, which resulted in total proceeds of $34,750 and a sale of 1,737,500 shares in aggregate.

Shareholder	Shares
Albert Viola	100,000
Barbra Viola	100,000
Mary L Frisk	100,000
Patrick S Frisk	100,000
Jennifer Sprague	50,000
David Sprague	50,000
Stephen Hayden III	50,000
Joseph Spadafore	50,000
Lorrie Lewis	50,000
Nancy K Lewis	100,000
Rosanne Wilson	75,000
Roy Wilson Jr	100,000
Raymond Valdez III	25,000
Raymond Valdez	50,000
Hannah M Grabowski	80,000
Charity Vending	50,000
Brianna J Stoecklein	80,000
Tanielle Wilson	62,500
Pink Sky LLC	200,000
Jacquelin Walton	20,000
Taylor Walton	20,000
Lynn Valdez -	50,000
Maria Valdez	50,000
Cole Grossman	50,000
Jesse Acuna	75,000

The Common Stock issued in our Private Offering were privately issued with a restrictive legend, in reliance on the Exemption from registration provided by Section 4(2) of the Securities Act of 1933..

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)	At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(C)	Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Number	Exhibit Name

3.1	Articles of Incorporation *
3.2	Certificate of Incorporation*
3.3	By-Laws*
5.1	Opinion of David Cutler, ESQ. *
23.1	Consent of George Stewart, CPA's, PLLC.

*Incorporated by reference to S-1 Registration Statement

Item 17. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Wyoming law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Fallbrook , CA., on July 19, 2016.

Dated: July 19, 2016	TECH CENTRAL, INC.

	By:	/s/ Joe Lewis
Joe Lewis,
Chief Executive Officer

/s/ Joe Lewis
Joe Lewis,
Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ Joe Lewis Joe Lewis	President/Chief Executive Officer and Director(principal executive officer)	July 19, 2016

/S/ Joe Lewis Joe Lewis	Chief Financial Officer and Director (principal accounting officer)	July 19, 2016